Filed Pursuant to Rule 424(b)(2)
Registration No. 333-286304

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

Subject to Completion, dated February 23, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 1, 2025)

7,000,000 Shares

Consolidated Edison, Inc.

Common Shares

We expect to enter into a forward sale agreement with an affiliate of J.P. Morgan Securities LLC, which affiliate we refer to as the forward purchaser. J.P. Morgan Securities LLC, as agent for its affiliated forward purchaser, whom we refer to in such capacity as the forward seller, intends to borrow from third parties and has agreed to sell to the underwriter an aggregate of 7,000,000 of our common shares in connection with the forward sale agreement between us and the forward purchaser (the “offering”). If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow and deliver for sale on the anticipated closing date of the offering such number of our common shares, or that the forward seller would incur a stock loan cost greater than a specified amount in order to do so, then we will issue and sell directly to the underwriter a number of shares equal to the number of shares that the forward seller does not borrow and sell. In certain such cases, we may terminate the forward sale agreement on or before the closing date of the offering, in which case we will issue and sell directly to the underwriter all of the common shares in connection with the offering.

We will not initially receive any proceeds from the offering, except in certain circumstances described in this prospectus supplement. Although we expect to settle the forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude that it is in our best interests to do so. If we elect to cash settle the forward sale agreement, we will not receive any proceeds from the sale of common shares in the offering and we may either receive a cash payment from, or owe a cash payment to, the forward purchaser. If we elect to net share settle the forward sale agreement, we will not receive any proceeds from the sale of common shares in the offering, and we may either receive common shares from, or owe common shares to, the forward purchaser. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” beginning on page S-16 of this prospectus supplement for a description of the forward sale agreement.

Our common shares are listed on the New York Stock Exchange LLC (the “NYSE”) under the symbol “ED.” On February 20, 2026, the closing price of our common shares on the NYSE was $109.81 per share. On January 27, 2026, our Board of Directors declared a dividend of $0.8875 per share payable on March 16, 2026 to shareholders of record as of February 18, 2026. Purchasers of common shares in the offering will not be entitled to receive the dividend payable on March 16, 2026 with respect to shares purchased in the offering.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

We expect to receive net proceeds, before expenses, of $    in connection with the offering only upon the full physical settlement of the forward sale agreement, which we expect will occur by December 31, 2026. The forward sale agreement may be settled earlier in whole or in part at our option, subject to satisfaction of certain conditions. For the purpose of calculating the net proceeds to us in connection with the offering, we have assumed the forward sale agreement is fully physically settled based on the initial forward price of $    per share. The forward price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds under the forward sale agreement, if any, will be calculated as described in this prospectus supplement. As a result of such adjustment, we may receive an amount in cash upon physical settlement of the forward sale agreement that is less than the amount calculated based on the initial forward price. Although we expect to settle the forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

The underwriter has agreed to purchase our common shares from the forward seller at a price of $    per share. The underwriter may offer our common shares in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about February  , 2026.

J.P. Morgan

The date of this prospectus supplement is February  , 2026.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares subject to the offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common shares subject to the offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “Commission”), and in any communication from us or the underwriter specifying the final terms of the offering. We have not, and the forward purchaser, the forward seller and the underwriter have not, authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the forward purchaser, the forward seller and the underwriter are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, results of operations and cash flows may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, “Con Edison,” the “Company,” “we,” “our” and “us” refer to Consolidated Edison, Inc.

The following summary contains basic information about the offering. It may not contain all of the information that is important to you. The “Description of Common Shares” section of the accompanying prospectus contains more detailed information regarding the common shares. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

Con Edison

Con Edison, incorporated in New York State in 1997, is a holding company that owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc. (“CECONY” or “Con Edison of New York”), Orange and Rockland Utilities, Inc. (“O&R”), and Con Edison Transmission, Inc. (“Con Edison Transmission”). Our principal executive offices are located at 4 Irving Place, New York, New York 10003, and our telephone number is (212) 460-4600.

Con Edison seeks to provide shareholder value through continued dividend growth, supported by earnings growth in regulated utilities and electric transmission assets. The Company invests to provide reliable, resilient, safe and clean energy critical for its New York and New Jersey customers. Con Edison is a responsible neighbor, helping the communities it serves become more sustainable.

CECONY

CECONY provides electric service to approximately 3.7 million customers in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. CECONY delivers gas to approximately 1.1 million customers in Manhattan, the Bronx, parts of Queens and most of Westchester County. CECONY operates the largest steam distribution system in the United States by producing and delivering approximately 16,975 million pounds of steam annually to approximately 1,490 customers in parts of Manhattan.

O&R

O&R and its utility subsidiary, Rockland Electric Company, provide electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey, an approximately 1,300 square mile service area. O&R delivers gas to over 0.1 million customers in southeastern New York.

Con Edison Transmission

Con Edison Transmission, through its subsidiaries, develops and invests in electric transmission projects and owns, through joint ventures, both electric and gas assets.

The Offering

Common shares offered in the offering (1)	7,000,000 shares.

Common shares outstanding immediately after the offering, prior to any settlement of the forward sale agreement (1)	361,302,689 shares.

Common shares to be outstanding after settlement of the forward sale agreement assuming full physical settlement (1)	368,302,689 shares.

Use of proceeds (2)	We expect that the net proceeds from the offering will be approximately $ , after deducting our estimated offering expenses. We expect to receive the net proceeds upon the full physical settlement of the forward sale agreement (which we expect to occur by December 31, 2026), subject to certain adjustments under the forward sale agreement, and, if applicable, from our sale of common shares directly to the underwriter. We expect to use the net proceeds to invest in our subsidiaries for funding of their capital requirements and for our other general corporate purposes. See “Risk Factors—Risks Related to the Forward Sale Agreement” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

The forward price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds under the forward sale agreement, if any, will be calculated as described in this prospectus supplement. As a result of such adjustment, we may receive an amount in cash upon physical settlement of the forward sale agreement that is less than the amount calculated based on the initial forward price. Although we expect to settle the forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

We will not initially receive any proceeds from the offering unless an event occurs that requires us to sell our common shares directly to the underwriter in lieu of the forward seller selling our common shares to the underwriter. In the case of certain such events, we may terminate the forward sale agreement on or prior to the closing date of the offering, in which case we will issue and sell directly to the underwriter all of the common shares offered hereunder.

Accounting Treatment	Before the issuance of our common shares, if any, upon settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of the forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, which is initially $    per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of the forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of the forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

Listing	Our common shares are listed on the NYSE under the symbol “ED.”

Risk Factors	Investing in our common shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Conflicts of Interest	All of the proceeds of the offering (excluding proceeds, if any, paid to us with respect to any of our common shares that we may issue and sell directly to the underwriter in lieu of the forward seller selling our common shares to the underwriter) will be paid to the forward purchaser (or its affiliate).

Because the underwriter or its affiliate will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, the underwriter is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the underwriter is required to conduct the offering in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering, as our common shares have a “bona fide public market” (as defined in FINRA Rule 5121). See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

(1) The forward seller intends to acquire the common shares to be sold under the forward sale agreement in the offering through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver any of our common shares under the forward sale agreement until final settlement of the forward sale agreement, which we expect to occur by December 31, 2026. Except in certain circumstances, we have the right to elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

The number of our common shares to be outstanding after the offering is based on 361,302,689 common shares outstanding as of February 20, 2026, and excludes any additional common shares we may issue pursuant to our dividend reinvestment, employee stock purchase and long-term incentive plans from and after February 20, 2026 through final settlement of the forward sale agreement. We provide these numbers assuming no event occurs that would require us to sell any of our common shares directly to the underwriter in lieu of the forward seller selling our common shares to the underwriter in the offering. If such an event occurs, then (a) the number of our common shares to be outstanding immediately after the offering would be increased by such number of shares and (b) the number of our common shares issuable pursuant to physical settlement of the forward sale agreement would be reduced by such number of shares. In the case of certain such events, we may terminate the forward sale agreement on or prior to the closing date of the offering, in which case no common shares would be issued in settlement of the forward sale agreement.

(2) Calculated as of February     , 2026 (assuming that the forward sale agreement is fully physically settled based on the initial forward price of $    per share by the delivery of 7,000,000 common shares). The forward price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds are subject to settlement of the forward sale agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov).

This prospectus supplement and the accompanying prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to the common shares offered hereby. As permitted by the Commission’s rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more complete information about us and our common shares.

The registration statement, exhibits and schedules are also available through the Commission’s website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3192). The filings are also available through the “For Investors” section of our website: www.conedison.com. The information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” herein information we file with the Commission. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the Commission that is incorporated by reference herein will automatically update and supersede this information.

We are incorporating by reference herein the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2025; and

•

Definitive Proxy Statement Schedule 14A, filed with the Commission on April 9, 2025 (but only the portions thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2024).

We are also incorporating by reference herein any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) until the termination of the offering.

RISK FACTORS

In addition to the risk factors described below,  you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference herein before making a decision to invest in our common shares. See “Incorporation by Reference,” above. Our business is influenced by many factors that are difficult to predict, that may be beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition.

Risks Related to the Forward Sale Agreement

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by the forward purchaser if:

•

the forward purchaser determines it is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of our common shares equal to the number of our common shares underlying the forward sale agreement at a rate that is equal to or less than the borrow cost specified in the forward sale agreement;

•

the forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the forward sale agreement) with respect to certain ownership restrictions and related filing requirements under the federal securities laws, the New York business corporation law or certain other laws and regulations, as applicable;

•

we declare or pay certain dividends or distributions on our common shares with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends;

•

there occurs the announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the forward sale agreement);

•	the scheduled maturity occurs during an unwind period related to a cash settlement or net share settlement for all or any portion of the transaction under the forward sale agreement; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement or a market disruption event during a specified period that lasts for at least eight consecutive scheduled trading days (in each case, as determined pursuant to the terms of the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common shares under the physical settlement provisions, which would result in dilution to our earnings per share and return on equity. We expect that the forward sale agreement will settle by December 31, 2026; however, the forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. The forward sale agreement will be physically settled by delivery of our common shares, unless we elect to cash settle or net share settle all or a portion of our obligations under the forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of the forward sale agreement, issuance and delivery of our common shares in connection with such physical settlement or, to the extent we are obligated to issue and deliver our common shares, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying the forward sale agreement, we expect the forward purchaser to purchase in secondary market transactions a number of our common shares necessary to satisfy its or its affiliate’s obligation to return the common shares borrowed from third parties in connection with sales of our common shares under this prospectus supplement. In addition, the purchase of our common shares in connection with the forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our common shares over such time, thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of our common shares we would deliver to the forward purchaser (or decreasing the number of our common shares the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement. The forward price we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on our common shares during the term of the forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward price. As of the date of this prospectus supplement, the overnight bank funding rate was more than the spread. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1)(a) the market value of our common shares during the unwind period under the forward sale agreement minus (b) the applicable adjusted forward price; multiplied by (2) the number of common shares underlying the forward sale agreement subject to such cash settlement or net share settlement. Thus, if the market value of our common shares during an unwind period is above the applicable adjusted forward price, in the case of cash settlement, we could be responsible for a potentially substantial cash payment. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for information on the forward sale agreement.

In certain bankruptcy or insolvency events, the forward sale agreement will automatically terminate, and we would not receive the expected proceeds from physical settlement of the forward sale agreement.

If we institute, or an appropriate regulatory or other authority having jurisdiction over us institutes against us, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or such regulator present a petition for our winding-up or liquidation or we consent to such a petition or any other proceeding commences with respect to us under the U.S. Bankruptcy Code, the forward sale agreement will automatically terminate. If the forward sale agreement so terminates, we would not be obligated to deliver to the forward purchaser any of our common shares not previously delivered, and the forward purchaser would be discharged from its obligation to pay the forward price per share in respect of any of our common shares not previously settled. Therefore, to the extent there are any of our common shares with respect to which the forward sale agreement has not been settled at the time of any such bankruptcy or insolvency proceeding or any such petition, we would not receive the forward price per share in respect of those common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Commission, including, but not limited to:

•	its subsidiaries are extensively regulated and may be subject to substantial penalties;

•	its utility subsidiaries’ rate plans may not provide a reasonable return;

•	it may be adversely affected by changes to the utility subsidiaries’ rate plans;

•	the failure of, or damage to, its subsidiaries’ facilities could adversely affect it;

•	a cyber attack could adversely affect it;

•	artificial intelligence is an emerging area of technology that has the potential to impact various aspects of its and its subsidiaries’ business operations and customer interactions;

•	the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it;

•	it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change;

•	its ability to pay dividends or interest depends on dividends from its subsidiaries;

•	changes to tax laws could adversely affect it;

•	it requires access to capital markets to satisfy funding requirements;

•	a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it;

•	it faces risks related to health epidemics and other outbreaks;

•	its strategies may not be effective to address changes in the external business environment;

•	it faces risks related to supply chain disruptions, inflation and the imposition of tariffs (or subsequent changes to tariffs once announced or implemented); and

•	it also faces other risks that are beyond its control.

This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We expect that the net proceeds from the offering will be approximately $    , after deducting our estimated offering expenses. We expect to receive the net proceeds upon the full physical settlement of the forward sale agreement (which we expect to occur by December 31, 2026), subject to certain adjustments under the forward sale agreement, and, if applicable, from our sale of common shares to the underwriter. We expect to use the net proceeds to invest in our subsidiaries for funding of their capital requirements and for our other general corporate purposes. See “Risk Factors— Risks Related to the Forward Sale Agreement” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

The forward price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds under the forward sale agreement, if any, will be calculated as described in this prospectus supplement. As a result of such adjustment, we may receive an amount in cash upon physical settlement of the forward sale agreement that is less than the amount calculated based on the initial forward price. Although we expect to settle the forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

We will not initially receive any proceeds from the offering unless an event occurs that requires us to sell our common shares directly to the underwriter in lieu of the forward seller selling our common shares to the underwriter. In the case of certain such events, we may terminate the forward sale agreement on or prior to the closing date of this offering, in which case we will issue and sell directly to the underwriter all of the common shares offered hereunder.

ACCOUNTING TREATMENT

Before the issuance of our common shares, if any, upon settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of the forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, which is initially $    per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of the forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of the forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

FOR NON-U.S. HOLDERS

The following summary discusses certain material U.S. federal income and estate tax consequences to “non-U.S. holders” relating to the purchase, ownership and disposition of our common shares. As used herein, a non-U.S. holder means a beneficial owner of our common shares that is not a “U.S. Person” (as defined below) or a partnership for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the statements herein. A “U.S. Person” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•

a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. domestic trust immediately prior to that date, and has validly elected to continue to be treated as a U.S. domestic trust.

This summary deals only with our common shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address all of the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. holder in light of such holder’s own particular circumstances, nor does it deal with special situations, such as:

•

tax consequences to non-U.S. holders who may be subject to special tax treatment, such as holders of more than 5 percent of our outstanding common shares, dealers in securities, banks, insurance companies, partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax, tax-exempt entities, common trust funds, certain trusts, hybrid entities, foreign governments, international organizations and dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding our common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	any gift tax consequences;

•	the Medicare tax imposed on certain investment income;

•	alternative minimum tax consequences, if any; or

•	any U.S. state, local or foreign tax consequences.

If a partnership (or other entity or arrangement treated as a partnership) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income and estate tax considerations to them and their partners of holding our common shares.

THIS DISCUSSION IS FOR GENERAL PURPOSES ONLY. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON SHARES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL AND ESTATE TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

Dividends on Common Shares

If we make a distribution of cash or other property (other than certain pro rata distributions of our common shares) in respect of our common shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common shares, and thereafter will be treated as capital gain. Distributions treated as dividends on our common shares held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30 percent, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30 percent U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as U.S. Persons. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30 percent (or a lower rate if provided by an applicable tax treaty).

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale or Other Disposition of Common Shares

Subject to the below discussion of backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other disposition of our common shares unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•

we are or have been a “U.S. real property holding corporation,” which we refer to as a “USRPHC,” under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for its shares of our common shares.

Gain realized by such non-U.S. holder described in the first bullet above will be subject to a flat 30 percent tax (or such lower tax rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a U.S. Person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30 percent (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Given the lack of clear guidance in this area, there can be no assurances that we are not or will not become a USRPHC. If, however, we were a USRPHC during the applicable testing period, non-U.S. holders owning (directly or indirectly) more than 5 percent of our common shares will be subject to different tax consequences and should consult their own tax advisers. U.S. federal income tax will not apply to gain realized on the sale or disposition of our common shares by a non-U.S. holder that owns (directly or indirectly) 5 percent or less of our common shares so long as our common shares are “regularly traded on an established securities market” (such as the NYSE) as defined under applicable Treasury regulations. However, we can provide no assurance that our common shares will remain regularly traded.

Information Reporting and Backup Withholding

Dividends and proceeds from the sale or other taxable disposition of our common shares are potentially subject to backup withholding at the applicable rate (currently 24 percent). In general, backup withholding will not apply to dividends on, or proceeds from the disposition of, our common shares paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification (generally on Form W-8BEN or Form W-8BEN-E) that it is a non-U.S. holder and neither we nor our paying agent has actual knowledge (or reason to know) that the holder is a U.S. Person.

Generally, the amount of dividends on our common shares paid to a non-U.S. holder and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished on a timely basis to the IRS.

Non-U.S. holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules to them.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA”, generally, will impose a U.S. federal withholding tax of 30 percent on certain types of payments, including payments of U.S. source interest or dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS

Form W-8BEN or Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN or Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify the information reporting and related rules under FATCA.

Non-U.S. holders are urged to consult their tax advisers regarding FATCA and the application of these requirements to their investment in the common shares.

U.S. Federal Estate Tax

Common shares owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the forward seller and the forward purchaser have entered into an underwriting agreement with J.P. Morgan Securities LLC, which is acting as the underwriter in connection with this offering. Subject to the terms and conditions of the underwriting agreement, the forward seller has agreed to sell to the underwriter 7,000,000 common shares, and we have agreed to issue and sell directly to the underwriter the number of such shares, if any, the forward seller does not sell and the underwriter has agreed to purchase such common shares. See “Forward Sale Agreement,” below.

The underwriter must purchase all of the common shares offered by this prospectus supplement if any of these shares are purchased. Sales of our common shares made outside of the United States may be made by affiliates of the underwriter. See “Notices to Investors.”

We have agreed to indemnify the underwriter, the forward seller and the forward purchaser against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter, the forward seller or the forward purchaser may be required to make in respect of any of these liabilities.

The expenses of the offering are estimated to be approximately $     and are payable by us.

Commissions and Discounts

In connection with the offering, we expect that the net proceeds will be approximately $    , after deducting our estimated offering expenses. We expect to receive the net proceeds upon the full physical settlement of the forward sale agreement (which we expect to occur by December 31, 2026), subject to certain adjustments under the forward sale agreement, and, if applicable, from our sale of common shares directly to the underwriter. If the forward sale agreement is cash settled or net share settled, we will not receive any proceeds from the sale of common shares in the offering and we may have to make a cash payment (if we elect cash settlement of the forward sale agreement) or a delivery of common shares (if we elect net share settlement of the forward sale agreement) to the forward purchaser. The forward price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds under the forward sale agreement, if any, will be calculated as described in this prospectus supplement. As a result of such adjustment, we may receive an amount in cash upon physical settlement of the forward sale agreement that is less than the amount calculated based on the initial forward price. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

The underwriter proposes to offer the common shares offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, the underwriter may be deemed to have received compensation in the form of an underwriting discount based on the difference between the prices at which the underwriter purchases and resells the common shares. The underwriter may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal.

Lock-Up Agreement

We have agreed that, subject to certain exceptions described below, without the prior written consent of the underwriter and the forward seller, we will not, directly or indirectly, during the 60-day period after the date of the underwriting agreement, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, our common shares. This agreement does not apply to issuances pursuant to the underwriting agreement, upon conversions of our outstanding securities in accordance with their terms, or in connection with the forward sale agreement or our dividend reinvestment, employee stock purchase and long-term incentive plans.

Electronic Prospectus

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the website maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to the selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to the selling group members that may make Internet distributions on the same basis as other allocations.

Forward Sale Agreement

We expect to enter into a forward sale agreement on the date of this prospectus supplement with the forward purchaser. In connection with the execution of the forward sale agreement and at our request, the forward seller is borrowing from third parties and selling in the offering an aggregate of 7,000,000 of our common shares. If the forward seller does not borrow and sell all of the common shares to be sold by it pursuant to the terms of the underwriting agreement, we will issue and sell directly to the underwriter the number of common shares not borrowed and delivered by the forward seller, and the number of common shares underlying the forward sale agreement will be decreased in respect of the number of common shares we issue and sell. If the number of common shares the forward seller is able to borrow is below a specified level, then we may terminate the forward sale agreement on or before the closing date of the offering, in which case we will issue and sell directly to the underwriter all of the common shares offered hereunder, and we will have no further obligation to the forward purchaser. Under any such circumstance, the commitment of the underwriter to purchase our common shares from the forward seller as described above, will be replaced with the commitment to purchase from us the number of common shares not borrowed and delivered by the forward seller. In such event, we or the underwriter may postpone the closing date by up to three business days to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the sale of the common shares at the forward price, subject to certain adjustments described below pursuant to the forward sale agreement, from the forward purchaser upon full physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to fully physically settle the forward sale agreement.

We expect the forward sale agreement to settle by December 31, 2026; however, the forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. In addition, the forward purchaser may accelerate the forward sale agreement upon the occurrence of certain events. On a settlement date, if we decide to physically settle the forward sale agreement, we will issue our common shares to the forward purchaser under the forward sale agreement at the then-applicable forward price. The forward price initially will be equal to $    per share. The forward sale agreement provides that the forward price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on our common shares during the term of the forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward price. As of the date of this prospectus supplement, the overnight bank funding rate was more than the spread.

Before the issuance of our common shares, if any, upon settlement of the forward sale agreement, the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of the forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, which is initially

$    per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of the forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of the forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

The forward sale agreement will be physically settled, unless we elect cash settlement or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described below and set forth in the forward sale agreement). Although we expect to settle the forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our interest to do so. For example, we may conclude it is in our interest to cash settle or net share settle if we have no then current use for all or a portion of the net proceeds we would receive upon physical settlement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1)(a) the market value of our common shares during the unwind period under the forward sale agreement minus (b) the applicable adjusted forward price; multiplied by (2) the number of common shares underlying the forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the forward purchaser will pay us the absolute value of that amount or deliver to us a number of our common shares having a value equal to the absolute value of such amount. If this settlement amount is a positive number, we will pay the forward purchaser that amount or deliver to the forward purchaser a number of our common shares having a value equal to such amount. In connection with any cash settlement or net share settlement, we would expect the forward purchaser or its affiliate to purchase our common shares in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of the forward sale agreement. The purchase of our common shares in connection with the forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our common shares over such time, thereby increasing the amount of cash we owe to the forward purchaser (or decreasing the amount of cash the forward purchaser owes us) upon cash settlement or increasing the number of our common shares we are obligated to deliver to the forward purchaser (or decreasing the number of our common shares the forward purchaser is obligated to deliver to us) upon net share settlement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

The forward purchaser will have the right to accelerate the forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by the forward purchaser if: (1) the forward purchaser determines it is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of our common shares equal to the number of common shares underlying the forward sale agreement at a rate that is equal to or less than the borrow cost specified in the forward sale agreement; (2) the forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the forward sale agreement) with respect to certain ownership restrictions and related filing requirements under the federal securities laws, the New York business corporation law or certain other laws and regulations, as applicable; (3) we declare or pay certain dividends or distributions on our common shares with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends; (4) there occurs the announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the forward sale agreement); (5) the scheduled maturity occurs during an unwind period related to a cash settlement or net share settlement for all or any portion of the transaction under the forward sale agreement; or (6) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement or a market disruption event during a specified period that lasts for at least eight consecutive scheduled trading days (in each case, as determined pursuant to the terms of the forward sale agreement). The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the physical settlement provisions, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy or insolvency relating to us, the forward sale agreement will terminate. Following any such termination, we may not issue any common shares and we would not receive any proceeds pursuant to the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

NYSE Listing

Our common shares are listed on the NYSE under the symbol “ED.” We intend to list on the NYSE any shares we deliver to physically settle the forward sale agreement and, if applicable, any shares we issue and sell directly to the underwriter.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of its business, the underwriter and/or its affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees. The underwriter or its affiliates have lending relationships with us. In particular, an affiliate of the underwriter participates in our revolving credit arrangements.

In addition, in the ordinary course of its business activities, the underwriter and/or its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

All of the proceeds of this offering (excluding proceeds, if any, paid to us with respect to any of our common shares that we may issue and sell directly to the underwriter in lieu of the forward seller selling our common shares to the underwriter) will be paid to the forward purchaser (or its affiliate). Because the underwriter or its affiliate will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, the underwriter is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, the offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering, as our common shares have a “bona fide public market” (as defined in FINRA Rule 5121). In accordance with FINRA Rule 5121, the underwriter will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” for additional information.

NOTICES TO INVESTORS

No Public Offering Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of common shares in any Member State of the European Economic Area (each a “Member State” of the “EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Member State of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriter, which constitute the final placement of the common shares contemplated in this prospectus supplement.

In relation to each Member State of the EEA, the underwriter has represented and agreed that it has not made and will not make an offer of common shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Member State, except that it may make an offer of such common shares in that Member State:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation; or

(b) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any common shares under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with the underwriter and the Company that:

(a) it is a qualified investor as defined in Article 2(e) of the Prospectus Regulation; and

(b) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Regulation.

For the purposes of this provision: (a) the expression “an offer” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares; and (b) the expression “Prospectus Regulation” means Regulation 2017/1129 (as amended).

United Kingdom

This prospectus supplement has been prepared on the basis that any offer of common shares in the United Kingdom will be made pursuant to one of the exceptions specified in Part 1 of Schedule 1 of the POATRs (as defined below). The common shares will not be “admitted to trading” on a “regulated market” in the United Kingdom within the meaning of Section 1.4.1R of the U.K. Financial Conduct Authority’s (“FCA”) Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (“PRM”) and, accordingly, no document will be required to be published as a prospectus as approved by the FCA in accordance with the PRM. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus for the purposes of the PRM. Any person making or intending to make an offer in the United Kingdom of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to the PRM in relation to such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriter, which constitute the final placement of the common shares contemplated in this prospectus supplement.

The underwriter has represented and agreed that it has not made and will not make an offer of common shares which are the subject of the offering contemplated by this prospectus supplement to the public in the United Kingdom, except that it may make an offer of such common shares in the United Kingdom:

(a) to any legal entity which is a qualified investor as defined under paragraph 15 of Schedule 1 of the POATRs; or

(b) at any time in any other circumstances falling with Part 1 of Schedule 1 to the POATRs.

Each person in the United Kingdom who receives any communication in respect of, or who acquires any common shares under, the offering contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with the underwriter and the Company that it is a qualified investor as defined in paragraph 15 of Schedule 1 of the POATRs.

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are only being distributed to, and must not be passed on to, the general public in the United Kingdom. In the United Kingdom, such documents are only directed at, persons who are (i) investment professionals falling within Article 19(5) of the Order, (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom they may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

For the purposes of this provision: (a) the expression “offer” in relation to any common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to buy or subscribe for the common shares; (b) the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024; (c) the expression “FSMA” means Financial Services and Markets Act 2000; and (d) the expression “the Order” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended).

Japan

Our common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common shares offered hereby and certain other related legal matters will be passed upon for Con Edison by Deneen Donnley, Esq., Senior Vice President and General Counsel of Con Edison, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with the common shares will be passed upon for the underwriter, the forward purchaser and the forward seller by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Consolidated Edison, Inc.

Debt Securities

Common Shares ($.10 par value)

We may offer and sell from time to time our unsecured debt securities (“Debt Securities”) and common shares ($.10 par value) (“Common Shares”). Our Common Shares are listed on the New York Stock Exchange LLC under the symbol “ED”.

We will establish the specific price and terms of the Debt Securities and the Common Shares we will offer (collectively, the “Securities”) and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the Securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplement before you invest in the Securities.

Investing in the Securities involves risks. See “Risk Factors” on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell the Securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of Securities. If any agents, dealers or underwriters are involved in the sale of any Securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of Securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is April 1, 2025.

IN THIS PROSPECTUS, THE “COMPANY,” THE “REGISTRANT,” “CON EDISON,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON, INC.

i

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, that may be beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” below), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference herein contain forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission (the “Commission”), including, but not limited to:

•	its subsidiaries are extensively regulated and may be subject to substantial penalties;

•	its utility subsidiaries’ rate plans may not provide a reasonable return;

•	it may be adversely affected by changes to the utility subsidiaries’ rate plans;

•	the failure of, or damage to, its subsidiaries’ facilities could adversely affect it;

•	a cyber attack could adversely affect it;

•	the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it;

•	it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change;

•	its ability to pay dividends or interest depends on dividends from its subsidiaries;

•	changes to tax laws could adversely affect it;

•	it requires access to capital markets to satisfy funding requirements;

•	a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it;

•	it faces risks related to health epidemics and other outbreaks;

•	its strategies may not be effective to address changes in the external business environment;

•	It faces risk related to supply chain disruptions, inflation and the imposition of tariffs; and

•	it also faces other risks that are beyond its control.

This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. You should also consider the information under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in Con Edison’s other filings with the Commission. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement for the Securities that we have filed with the Commission using a “shelf” registration process. We may use this prospectus to offer and sell from time to time any of the Securities in one or more offerings. This prospectus provides you with a general description of the Securities. Each time we offer Securities, we will file with the Commission a supplement to this prospectus that will describe the specific terms of that offering. The specific terms of the offered Securities may vary from the general terms of the Securities described in this prospectus, and accordingly the description of the Securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered Securities contained in the applicable prospectus supplement. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with any additional or different information. If anyone provides you with such additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell Securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference therein and in any related written communication that we provide or authorize is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov). This prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to the Securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and the Securities.

The registration statement, exhibits and schedules are also available through the Commission’s Internet website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3192). The filings are also available through the “For Investors” section of our website: www.conedison.com. The information on our website is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supersede this information.

We are incorporating by reference into this prospectus the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2024; and

•	Current Reports on Form 8-K, dated March 4, 2025 and March 24, 2025.

We are also incorporating by reference into this prospectus any additional documents that we subsequently file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) prior to the termination of the offering of the Securities covered by the applicable prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CON EDISON

Con Edison, incorporated in New York State in 1997, is a holding company that owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc. (“CECONY” or “Con Edison of New York”), Orange and Rockland Utilities, Inc. (“O&R”), and Con Edison Transmission, Inc. (“Con Edison Transmission”). Our principal executive offices are located at 4 Irving Place, New York, New York 10003, and our telephone number is (212) 460-4600.

Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than its interests in its subsidiaries. Our principal business operations are those of CECONY, O&R and Con Edison Transmission. Our ability to pay interest on the Debt Securities and dividends on the Common Shares is dependent on our receipt of dividends and other distributions from these subsidiaries or proceeds from the sale by us of additional securities or assets. Our utility companies are subject to certain restrictions on the dividends that they may pay to us, as discussed in the notes to our consolidated financial statements in our most recent Annual Report on Form 10-K.

CECONY

CECONY provides electric service to approximately 3.7 million customers in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. CECONY delivers gas to approximately 1.1 million customers in Manhattan, the Bronx, parts of Queens and most of Westchester County. CECONY operates the largest steam distribution system in the United States by producing and delivering approximately 15,494 million pounds of steam annually to approximately 1,520 customers in parts of Manhattan.

O&R

O&R and its utility subsidiary, Rockland Electric Company, provide electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey, an approximately 1,300 square mile service area. O&R delivers gas to over 0.1 million customers in southeastern New York.

Con Edison Transmission

Con Edison Transmission, through its subsidiaries, invests in electric transmission projects and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the Securities for general corporate purposes, including, among others, investment by us in our subsidiaries, repayment of our short-term debt and repurchase, retirement or refinancing of our other securities. We may temporarily invest net proceeds prior to their use.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities are expected to be issued under an indenture, dated as of April 1, 2002, between Con Edison and The Bank of New York Mellon (formerly known as The Bank of New York (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of August 1, 2009 and a Second Supplemental Indenture, dated as of February 19, 2025 (such Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part.

The Debt Securities to be issued under the Indenture will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the other unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison (“Subordinated Securities”); provided, however, that if so provided in the prospectus supplement relating to a series of Debt Securities, the Debt Securities will be Subordinated Securities.

There is no requirement that future issues of Debt Securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other Debt Securities. Any such other indenture or documentation would be described in a prospectus supplement or in a revision to this prospectus.

The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the Debt Securities offered and other unsecured debt securities of Con Edison issued under the Indenture, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

Reference is made to the prospectus supplement relating to the Debt Securities offered for any of the following terms not provided herein:

(1)	the title of the Debt Securities;

(2)	the aggregate principal amount of the Debt Securities;

(3)	the percentage of the principal amount representing the price for which the Debt Securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the Debt Securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)

if the amount of payments of the principal of, premium, if any, or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)

the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor and the basis for the computation of interest, if other than a 360-day year consisting of twelve 30-day months;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the Debt Securities shall be payable;

(9)

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of Con Edison;

(10)

the obligation, if any, of Con Edison to redeem, purchase or repay the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation;

(11)	whether the Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the Debt Securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity of the Debt Securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Debt Securities;

(15)

the provisions, if any, relating to the defeasance of Debt Securities of a series prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the Debt Securities pursuant to Article 14 of the Indenture (see “Subordination”); and

(18)

any other terms of the Debt Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

The terms of a series of Indenture Securities shall be established by or pursuant to a resolution of Con Edison’s Board of Directors or any duly authorized committee thereof, and set forth in an Officers’ Certificate, or established in a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (defined below) to the extent set forth in the next paragraph. (Section 14.01)

In the event (a) of any distribution of assets of Con Edison in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness (or, in the circumstances described in the foregoing clause (b), all Senior Indebtedness due and payable by reason of such an event of default) receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 14.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 14.03)

“Senior Indebtedness” means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 14.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of December 31, 2024, approximately $27.3 billion of Senior Indebtedness was outstanding, not including as “Senior Indebtedness” $58 million of guarantees by Con Edison of certain obligations of its subsidiaries.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 10 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security.

Payments and Paying Agents: Unless otherwise indicated in the prospectus supplement, payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York Mellon, Corporate Trust Division, 240 Greenwich Street, New York, NY 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York Mellon, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its properties as an entirety or substantially as an entirety to any person, provided that: (i) the successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the successor assumes Con Edison’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to execute supplemental indentures to, among other things, establish the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to add to the conditions, limitations or restrictions to be observed by Con Edison and to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained therein or to make such other provisions in regard to matters or questions arising under the Indenture as shall not be inconsistent with the provisions of the Indenture and shall not adversely affect the interests of the holders of the Indenture Securities. The Indenture also contains provisions permitting Con Edison and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)

failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder. Notwithstanding any other provision of the Indenture, however, the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (see Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) as to which it has received written notice within 90 days after the occurrence thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

The Bank of New York Mellon, which is the Trustee under the Indenture, is a participating bank under Con Edison’s revolving credit agreement and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison and its subsidiaries in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be satisfied and discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are to be paid within one year, at maturity or upon redemption, upon deposit with the Trustee of amounts sufficient for such payment and all other sums due under the Indenture. (Section 12.01) In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Section 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such defeasance of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

DESCRIPTION OF COMMON SHARES

Con Edison’s authorized capital stock consists of 500,000,000 Common Shares ($0.10 par value per share), of which 360,200,716 shares were issued and outstanding as of March 31, 2025, and 6,000,000 preferred shares ($1.00 par value per share) (“Preferred Shares”), of which no shares have been issued. Con Edison’s Board of Directors is authorized from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series and the designations, relative rights, preferences and limitations (including dividend, liquidation and voting rights, preferences and limitations) of such series to the full extent permitted by the law of the State of New York, except that holders of the Preferred Shares shall not be entitled to more than one vote for each Preferred Share held. The Preferred Shares will have no voting rights, except as so fixed or as otherwise required by applicable law.

The following description of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to Con Edison’s Restated Certificate of Incorporation.

Dividends. Subject to any prior rights of Preferred Shares (if any should become outstanding), Common Shares are entitled to dividends when, as and if declared by Con Edison’s Board of Directors, and Con Edison may purchase or otherwise acquire outstanding Common Shares out of funds legally available therefor.

Liquidation Rights. Subject to any prior rights of Preferred Shares (if any should become outstanding), upon liquidation of Con Edison, any remaining net assets of Con Edison are distributable pro rata to the holders of Common Shares.

Voting Rights. Holders of Common Shares are entitled to one vote for each share. There are no cumulative voting rights. Holders of Preferred Shares shall have no voting rights unless, in connection with the issuance of Preferred Shares, Con Edison’s Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each Preferred Share held) or unless otherwise required by law.

No Preemptive Rights. Holders of the Common Shares are not entitled to preemptive rights.

Transfer Agent and Registrar. The transfer agent and registrar for the Common Shares is Computershare, Inc., P.O. Box 43006, Providence, RI 02940-3006.

Certain provisions of Con Edison’s Restated Certificate of Incorporation and by-laws and New York law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for Con Edison to negotiate with the Board of Directors and could thereby have an effect of delaying, deferring or preventing a change in control of Con Edison. These provisions include:

Authorized But Unissued Shares. As of March 31, 2025, 139,799,284 Common Shares and 6,000,000 Preferred Shares were authorized but unissued and 33,753,963 Common Shares were held by Con Edison or Con Edison of New York as treasury shares. Such shares could be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, Con Edison’s Restated Certificate of Incorporation grants the Board of Directors broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into Common Shares or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

Advance Notice By-law. Under Con Edison’s by-laws, written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a director must be received by Con Edison’s Secretary at Con Edison’s principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, such notice shall be received by the Secretary no more than ten days following the date on which Con Edison publicly announces the date of the applicable annual meeting. (Section 7)

Section 912. Con Edison is subject to Section 912 of the New York Business Corporation Law. Accordingly, Con Edison may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested shareholder” for a period of five years from the date that the interested shareholder first became an interested shareholder unless:

•

the business combination, or the acquisition of stock that resulted in the interested shareholder first becoming an interested shareholder, was approved by Con Edison’s Board of Directors prior to the interested shareholder becoming an interested shareholder;

•

the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate or associate of such interested shareholder at a meeting of Con Edison’s shareholders called no earlier than five years after the date that the interested shareholder first became an interested shareholder; or

•	the business combination meets certain “fair price” valuation requirements.

An “interested shareholder” is any person that is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of Con Edison or is an affiliate or associate of Con Edison that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock of Con Edison.

PLAN OF DISTRIBUTION

We may offer the Securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these or other methods of sale. The Securities may also be offered in connection with forward sale agreements or similar arrangements. We will identify the specific plan of distribution in a prospectus supplement, including: (1) the identity of any underwriters, dealers, agents or direct purchasers and the amount of the Securities underwritten or purchased by them and their compensation; (2) the initial public offering price of the Securities, any discounts or concessions allowed or reallowed or paid to dealers and the proceeds that we will receive from the sale of the Securities; and (3) any securities exchange on which the Securities will be listed.

It is anticipated that any underwriting agreement pertaining to any Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Securities if any are purchased. The underwriters or affiliated companies may engage in transactions with, or perform services for, Con Edison and its affiliates in the ordinary course of business.

In connection with an offering made hereby, any underwriter may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Securities, and short positions created by the underwriters involve the sale by the underwriters of more Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the underwriters if such Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the Securities will be as set forth in the prospectus supplement relating to the offering of the Securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Deneen Donnley, Esq., Senior Vice President and General Counsel of Con Edison, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with the Securities will be passed upon for any underwriters by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.